Delta Apparel Reports Fiscal 2014 Second Quarter and Six Months Results

GREENVILLE, SC –April 24, 2014–Delta Apparel, Inc. (NYSE MKT: DLA) today reported that for its fiscal 2014 second quarter ended March 29, 2014, net sales were $114.5 million versus $120.1 million for the comparable 2013 period. The 5% sales decline was due primarily to unseasonably cold weather throughout the country and the weak retail environment prevailing for most of the quarter. Selling, general and administrative expenses as a percentage of sales improved to 18.6% in the 2014 second quarter compared with 19.7% in the prior year period as a result of the cost reduction measures implemented during the last several quarters. Operating margins in the branded segment improved 160 basis points from the prior March quarter, but this improvement was more than offset by depressed margins in the basics segment from lower selling prices on basic undecorated tees coupled with higher raw material costs. This resulted in a net loss for the 2014 second quarter of $763 thousand, or $0.10 per diluted share, compared with net income for the prior year quarter of $1.6 million, or $0.19 per diluted share.

For the first six months of fiscal 2014, net sales were $214.5 million compared with $226.8 million in the prior year period. The Company experienced a net loss for the 2014 first six months of $2.4 million, or $0.30 per diluted share, compared with net income of $1.7 million, or $0.19 per diluted share, in the prior year period.

Basics Segment Review
Net sales for the basics segment were $64.1 million in the 2014 second quarter, a 5% decrease from $67.4 million in the prior year period. Private label sales were down 17% as some customers reduced shipments of products because of slowness at retail and changes in product strategy. Sales of catalog basic tees increased 2% based on a 7% increase in unit sales offset by a 5% decrease in average selling prices. Weak market conditions for undecorated tees resulted in significant price discounting and a shift in sales mix to drive volume growth. This, coupled with higher cotton costs, lowered operating margins in the basics segment by 370 basis points to 1.7% of sales in the 2014 second quarter.

Branded Segment Review
Branded segment sales for the fiscal 2014 second quarter were $50.3 million compared with $52.6 million in the prior year period. Salt Life and Art Gun continued their strong growth trends of the past several quarters but those were offset by lower sales at Soffe, Junk Food and The Game. Although Soffe sales were down 12% compared to a year ago, the new Soffe juniors' offerings and Intensity branded products are regaining traction and showing solid sell-through at retail. Sales of Junk Food products declined 3%, with softness at larger retail customers nearly being offset by new business that Junk Food continues to generate with boutiques and specialty retailers. The Game apparel and headwear lines are also winning new programs as college bookstores begin placing orders for the new school year. Art Gun, with a 34% sales increase, continued to grow with online retailers who want the flexibility and no-risk inventory model that the Art Gun service platform provides. Salt Life, which the Company acquired in August 2013, had another strong quarter, expanding sales 28% from the prior year period. Salt Life’s sales were driven from retail door growth and product expansions, as Salt Life lifestyle products continue to gain popularity with consumers. Despite the 4% sales decline in branded segment sales, operating income improved $0.8 million to a loss of $0.3 million, or 0.5% of sales, compared to a loss of $1.1 million, or 2.1% of sales, in the prior year quarter.

Robert W. Humphreys, Delta Apparel, Inc.’s Chairman and Chief Executive Officer, commented that the disappointing second quarter resulted mainly from the convergence of several previously-noted marketplace risks as well as extended cooler weather throughout the United States. “While we knew the undecorated tee market was going to be challenging, a heavier promotional environment driven from continued softness in demand at the start of the spring selling season made it even more challenging than expected. Weak demand also caused deferred call-outs and slower replenishment orders for our branded products. The unseasonable weather that prevailed across the country played a significant part in slow retail sales, but the continuing sluggish economy and its negative effect on consumer purchasing power was also a major factor.”

“The lost revenue impacted our bottom line and this was coupled with higher cotton and other raw material prices that we were not able to pass along to customers in higher selling prices due to the heavier promotional activity in the marketplace. In addition, weak demand hindered us from taking full advantage of our expanded manufacturing capacity to leverage fixed costs.”

“Although this was a difficult quarter for us, there were a number of positive developments that we intend to build upon for the future. The high level of service we provide to the private label and activewear marketplace has resulted in us winning additional decorated tee programs. So far this year we have shipped nearly $5 million in decorated catalog tees to customers who previously were purchasing undecorated tees. We opened a third party-operated distribution facility in Dallas, Texas to better service a large market for undecorated tees with shorter shipping times and reduced freight costs. We have also added new upscale fleece to our product line that we expect will attract new customers and help reduce some of the seasonality in our business. Our recently expanded manufacturing and screen-printing capabilities give us the capacity to continue growing these decorated and undecorated programs in our basics segment.”

“Salt Life continued its strong growth, with sales up 29% for the first six months of the year compared to the prior year period. This growth trend gives us confidence that sales of Salt Life products should exceed $30 million in calendar year 2014. We continue to expand the product offerings in lifestyle and performance products to reach across the broad consumer base in fishing, surfing/paddleboard, diving and beach lovers. During the March quarter, we increased the Salt Life presence in retail doors by 5% and increased the average shipment into existing doors by about 20%. We just recently initiated our first consumer advertising runs in several key publications, including Surfer Magazine, which featured paddleboard professional Colin McPhillips. We are also sponsoring several paddleboard competitions principally on the West Coast to continue our grass roots marketing in that region.”

"We are extremely excited about our restaurant licensee hosting the grand opening of the new Salt Life Food Shack restaurant in St. Augustine Beach this week. You may have seen the restaurant featured on the hit television show “Tanked” on Animal Planet, with the installation of a “wave” 1,300 gallon saltwater fish tank. With three restaurants now open, we expect over half a million consumers to experience Salt Life through the Food Shack concept, driving significant consumer awareness to the brand.”

Mr. Humphreys concluded, “We continue our focus on providing high-quality products and customer satisfaction that should result in the long-term growth and profitability of Delta Apparel, especially as economic conditions improve and consumer buying power is renewed. In the meantime, we are keeping our costs in line and introducing new products that consumers want with the efficiency and price points our customers need.”

Fiscal 2014 Guidance
As previously discussed, there are several factors that have negatively impacted the Company’s fiscal 2014 results to date. Net sales in the second half of fiscal 2014 may not be sufficient to overcome the declines of the first half, which could, in turn, reduce incremental revenues that the Company expected to leverage against fixed costs. This, combined with recent and potential future increases in cotton prices and higher than expected legal-related costs, leads management, at this time, to revise the Company’s fiscal year 2014 guidance to sales in the range of $480 million to $490 million, and earnings in the range of $0.80 to $0.90 per diluted share.

Conference Call
The Company will hold a conference call with senior management to discuss its financial results at 4:30 p.m. ET today. The Company invites you to join the call by dialing 888-401-4669. If calling from outside the United States, please dial 719-325-2484. A live webcast of the conference call will be available at www.deltaapparelinc.com. Please visit the website at least 15 minutes early to register for the teleconference webcast and download any necessary software. A replay of the call will be available through May 24, 2014. To access the telephone replay, participants should dial toll-free 877-870-5176. International callers can dial 858-384-5517. The access code for the replay is 2397196.

About Delta Apparel, Inc.
Delta Apparel, Inc., along with its operating subsidiaries, M.J. Soffe, LLC, Junkfood Clothing Company, To The Game, LLC and Art Gun, LLC, is an international design, marketing, manufacturing, and sourcing company that features a diverse portfolio of lifestyle basic and branded activewear apparel and headwear. The Company specializes in selling casual and athletic products across distribution tiers, including specialty stores, boutiques, department stores, mid-tier and mass chains, college bookstores and the U.S. military. The Company’s products are made available direct-to-consumer on its websites at www.soffe.com, www.junkfoodclothing.com, www.saltlife.com and www.deltaapparel.com. The Company's operations are located throughout the United States, Honduras, El Salvador, and Mexico, and it employs approximately 6,900 people worldwide. Additional information about the Company is available at www.deltaapparelinc.com.

Cautionary Note Regarding Forward Looking Statements
Statements and other information in this press release that are not reported financial results or other historical information are forward-looking statements subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. These are based on our expectations and are necessarily dependent upon assumptions, estimates and data that we believe are reasonable and accurate but may be incorrect, incomplete or imprecise. Forward-looking statements are also subject to a number of business risks and uncertainties, any of which could cause actual results to differ materially from those set forth in or implied by the forward-looking statements. The risks and uncertainties include, among others, the volatility and uncertainty of cotton and other raw material prices; the general U.S. and international economic conditions; deterioration in the financial condition of our customers and suppliers and changes in the operations and strategies of our customers and suppliers; the competitive conditions in the apparel and textile industries; our ability to predict or react to changing consumer preferences or trends; pricing pressures and the implementation of cost reduction strategies; changes in the economic, political and social stability of our offshore locations; our ability to retain key management; the effect of unseasonable weather conditions on purchases of our products; significant changes in our effective tax rate; restrictions on our ability to borrow capital or service our indebtedness; interest rate fluctuations increasing our obligations under our variable rate indebtedness; the ability to raise additional capital; the ability to grow, achieve synergies and realize the expected profitability of recent acquisitions; the volatility and uncertainty of energy and fuel prices; material disruptions in our information systems related to our business operations; data security or privacy breaches; significant interruptions within our distribution network; changes in or our ability to comply with safety, health and environmental regulations; significant litigation in either domestic or international jurisdictions; the ability to protect our trademarks and other intellectual property; the ability to obtain and renew our significant license agreements; the impairment of acquired intangible assets; changes in e-

commerce laws and regulations; changes to international trade regulations; changes in employment laws or regulations or our relationship with our employees; cost increases and reduction in future profitability due to recent healthcare legislation; foreign currency exchange rate fluctuations; violations of manufacturing or employee safety standards, labor laws, or unethical business practices by our suppliers and independent contractors; the illiquidity of our shares; price volatility in our shares and the general volatility of the stock market; and the costs required to comply with the regulatory landscape regarding public company governance and disclosure; and other risks described from time to time in our reports filed with the Securities and Exchange Commission. Accordingly, any forward-looking statements do not purport to be predictions of future events or circumstances and may not be realized. Further, any forward-looking statements are made only as of the date of this press release and we do not undertake publicly to update or revise the forward-looking statements even if it becomes clear that any projected results will not be realized.

Company Contact:
Deborah Merrill
Chief Financial Officer
(864) 232-5200 x6620

Investor Relations Contact:
Sally Wallick, CFA
(404) 806-1398
investor.relations@deltaapparel.com

Tables Follow

SELECTED FINANCIAL DATA:
(In thousands, except per share amounts)
	Three Months Ended		Six Months Ended
	Mar 29, 2014	Mar 30, 2013	Mar 29, 2014	Mar 30, 2013

Net Sales	$114,458	$120,092	$214,470	$226,842
Cost of Goods Sold	92,179	93,677	173,149	177,672
Gross Profit	22,279	26,415	41,321	49,170

Selling, General and Administrative	21,292	23,706	41,136	45,581
Other Expense, Net	153	145	26	179
Operating Income	834	2,564	159	3,410

Interest Expense, Net	1,455	1,015	2,913	1,902

(Loss) Income Before Provision (Benefit) for Income Taxes	(621)	1,549	(2,754)	1,508

Provision (Benefit) for Income Taxes	142	(59)	(393)	(145)

Net (Loss) Income	$(763)	$1,608	$(2,361)	$1,653

Weighted Average Shares Outstanding
Basic	7,939	8,165	7,911	8,233
Diluted	7,939	8,439	7,911	8,491

Net (Loss) Income per Common Share
Basic	$(0.100)	$0.20	$(0.300)	$0.20
Diluted	$(0.100)	$0.19	$(0.300)	$0.19

		Mar 29, 2014	Sep 28, 2013	Mar 30, 2013
Current Assets
Cash		$894	$829	$489
Receivables, Net		65,809	68,707	70,809
Income Tax Receivable		3,076	1,232	7,829
Inventories, Net		170,785	165,190	165,822
Prepaids and Other Assets		5,163	3,786	4,312
Deferred Income Taxes		5,698	5,981	4,847
Total Current Assets		251,425	245,725	254,108

Noncurrent Assets
Property, Plant & Equipment, Net		42,242	40,600	39,236
Goodwill and Other Intangibles, Net		60,894	61,566	23,154
Other Noncurrent Assets		3,697	3,871	3,600
Total Noncurrent Assets		106,833	106,037	65,990

Total Assets		$358,258	$351,762	$320,098

Current Liabilities
Accounts Payable and Accrued Expenses		$66,690	$70,340	$63,621
Current Portion of Long-Term Debt		14,504	3,704	3,529
Total Current Liabilities		81,194	74,044	67,150

Noncurrent Liabilities
Long-Term Debt		129,307	131,030	109,380
Deferred Income Taxes		4,830	3,610	3,384
Other Noncurrent Liabilities		5,065	4,206	102
Total Noncurrent Liabilities		139,202	138,846	112,866

Shareholders' Equity		137,862	138,872	140,082

Total Liabilities and Shareholders' Equity		$358,258	$351,762	$320,098